Exhibit 10.23

FIRST AMENDMENT TO TRIPLE NET SPACE LEASE

This First Amendment to Triple Net Space Lease (the “Amendment”), is dated as of March 31, 2008, by and between SRI Eight Pacific Shores LLC, a Delaware limited liability company, successor by assignment to Pacific Shores Investors LLC, a Delaware limited liability company (the “Landlord”) and PDL Biopharma, Inc., a Delaware corporation (the “Tenant”).

RECITALS:

A.            Pacific Shores Investors LLC and the Tenant have previously entered into that certain Triple Net Space Lease, dated July 6, 2006 (the “Lease”) for the lease of approximately 283,015 square feet of space located in Building 9 and certain property more commonly known as 1400 Seaport Boulevard, Redwood City, California 94063.  All initially-capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

B.            The parties wish to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.             Section 8.04 of the Lease is revised to read as follows:

In no event shall Lessor have any liability for, nor shall it be required to repair or restore, any injury or damage to ~~Lessee’s Alterations or personal property or to~~ any ~~other~~ personal property of Lessee in or upon the Premises, Building 10 or the Project, except for any Tenant Improvements or Alterations made by Lessee (which Lessor is required to insure under Section 7.01 and is required to repair under Section 8.01).

2.             Section 17.06 (Notices):  From and after the date of this Amendment, any notice required or permitted to be given under the Lease to Lessee shall be addressed to Lessee at the address noted below:

PDL BioPharma, Inc.

1400 Seaport Boulevard

Redwood City, CA 94063

Attn:  General Counsel

3.             Section 17.25 of the Lease is hereby deleted in its entirety.

4.             Section 17.26 of the Lease is hereby deleted in its entirety.

5.             The Lease, as amended by this Amendment, continues in full force and effect and embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  The Lease may be further amended or supplemented only by an instrument in writing executed by all parties.

6.             This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one instrument.  To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile or email counterparts of the executed signature pages.

7.             This Amendment and the rights of the parties hereunder, including any claim or controversy arising out of or relating to this Amendment, shall be governed by and interpreted in accordance with the laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

8.             No modification, rescission, waiver, release, or amendment of any provision of this Amendment shall be made, except by a written agreement signed by Landlord and Tenant.

9.             Each party hereto agrees to execute and deliver such additional documents and do such other acts as may be necessary or appropriate to fully implement the intent of this Amendment, as reasonably requested by the other party.

IN WITNESS HEREOF, the parties have caused this Amendment to be executed on the date set forth above pursuant to proper authority duly granted.

Landlord:

SRI EIGHT PACIFIC SHORES LLC, a Delaware limited liability company

By:	/s/ Paul W. Grafft
Name:	Paul W. Grafft
Title:	Vice President

Tenant:

PDL BIOPHARMA, INC., a Delaware corporation

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Title:	SVP and CFO